Exhibit (j)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement of Burnham Investors Trust on Form N-1A ("Registration Statement") of our report dated February 27, 2008, relating to the financial statements and financial highlights which appears in the December 31, 2007 Annual Report to the Shareholders of Burnham Investors Trust (constituting Burnham Fund, Burnham Financial Services Fund, Burnham Financial Industries Fund, and Burnham U.S. Government Money Market Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights" in such Registration Statement.



/s/ PricewaterhouseCoppers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2008